February 2, 2006

Board of Directors
Innofone.Com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
U.S.A.

Dear Sirs:

This letter is to constitute our consent to include the audit report of Innofone.Com, Incorporated as of June 30, 2004 in the Annual Report Filed on 10-KSB/A contemporaneously herewith and subject to any required amendments thereto.

Yours very truly,

/s/ Brian Hochman

Brian Hochman
Danziger & Hochman


BK/ekm